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Filed by FTD Companies, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: FTD Companies, Inc.

Commission File No.: 001-35901

On October 1, 2014, the following article was issued by the Society of American Florists:

FTD President Shares Vision and Responds to Industry Concerns

By Mary Westbrook

When FTD Companies Inc. announced plans in July to purchase the parent company of ProFlowers, the news generated a range of reactions among retail florists, along with plenty of speculation about what the wire service would do — or could do — with its new acquisition.

And no wonder. FTD and Provide Commerce each have more than $600 million in annual revenues, and, with its long history of negative advertising, low price points and drop-ship-reliant business plan, ProFlowers hasn’t exactly endeared itself over the years to florists.

Despite criticism from some corners, Robert S. Apatoff, FTD’s president and CEO, said the $430 million transaction, expected to be complete by the end of 2014, is a florist-centric acquisition that acknowledges both the importance of traditional brick-and-mortar shops and the changing ways consumers buy and send flowers. (In addition to ProFlowers, Provide Commerce maintains a collection of e-commerce sites, including Shari’s Berries and Personal Creations; those sites are included in the sale.)

Last month, in an interview with SAF Chief Content and Publishing Officer Kate Penn, Apatoff shared some of his vision —including his commitment to keeping retail florists the “backbone” of FTD — and responded directly to concerns from industry members about FTD’s direction.

KATE PENN: Why is this a good move for FTD? What are the big advantages to this deal — purely from FTD’s perspective?

ROBERT APATOFF: We did not look at this acquisition as a consolidation play, but rather a smart strategic fit for FTD. We have complementary businesses, strong brands and we firmly believe the combination will make both a stronger company and FTD member florist network for many reasons. It will strengthen our florist network by shifting significant order volume to our member florists, enhance our ability to invest in national advertising which will showcase our florist network, allow us to invest in local co-op advertising with member florists, offer additional great gifting brands for our florists to market locally, and strengthen our procurement and logistics capabilities to allow us to provide our member florists access to lower flower and container costs and improve their resulting order profitability.

KP: How will it impact the FTD brand — will the two be co-branded?

RA: At this point, we believe that because the brands are complementary and, for the most part, have different customers, both brands will remain separate and be marketed separately.

KP: How about florists — how is it good for the FTD member florist?

RA: We believe this acquisition will be a great opportunity for our member florists. We take a great pride in our

104-year history of helping to create and build this industry. With that history and the fact that we were founded by florists, starting with John Valentine, we feel a great responsibility to ensure the future health of our member florists and the industry as a whole.

We can only achieve these goals of helping this great industry to thrive in the future by closely watching the market and changing with the times. We all must be keenly aware of the shifts in the marketplace and truly understand where the customer is going, not where the customer has been.

KP: Where are they going?

RA: Consumers have clearly proven over the past 15 years that they will go where they want to go. In every industry, they’re shopping the way they want to shop, whether it is in person, online or a combination of both. The shift of power has gone from the company or retailer, to the consumer. Just look at the world of banking. Customers still go into the bank to the tellers, but they also use ATM’s and online banking if it better fits their timing and lifestyle. Customers make the choice and smart businesses must understand that fact and stay a step ahead of their customers’ needs to be successful.

Same thing with floral industry. Customers shifted some of their buying habits and several businesses jumped on the opportunity. It’s why every grocery store and mass merchant now has a large floral department. We work in a great industry; it attracts new customers and new competitors. We must meet these challenges together with our member florists and collectively provide an exceptional experience, or floral customers will find other alternatives to spend their dollars.

The world is too competitive to not be prepared for the future. The future we see is a strong, healthy FTD with a strong, healthy FTD member florist network that has the resources to capture consumer demand from wherever it comes.

KP: How can the florists best benefit from this?

RA: In the past five years since I joined FTD, we have shifted a tremendous amount of orders from drop-ship to florists; the florist/drop ship balance used to be about 50-50; now 70 percent of our orders go through our member florist network. We have consistently and publically stated that the florists are the backbone of FTD and we will support our member florists in every way we can. To help our member florists differentiate from their competitors, we have offered to them the option to sell exclusive brands like Vera Wang and Better Homes and Gardens, as well as FTD exclusive florist-only products. We pride ourselves in bringing new energy and real innovation to this industry that our member florists can leverage and use in their local markets.

KP: What has FTD done to drive more florist-filled orders?

RA: We have carefully added new offerings that we heavily promoted and featured prominently on FTD.com to drive orders to the florists. We are clear to point out the benefits of our florists’ artisan quality, same day service and unique offerings (i.e., Vera Wang, Better Home and Gardens, etc.)

KP: What about the perception that ProFlowers is just going to drive more cheap orders to florist sites?

RA: It goes back to consumers will buy the way they want to buy.  We cannot wish it away but we can adapt and thrive. ProFlowers would not have grown as quickly as they have if they did not innovate and fill an untapped customer demand in the market.

However, we’ve raised our product average order value every year since we took over 5 years ago, even in a very competitively priced market. We did so by introducing innovations like the good-better-best, and now exquisite, upgrade path to the industry to allow customers the chance to order more dynamic floral and gifting options.

KP: ProFlowers has a history of disparaging flowers — what’s your response to florists who see this as a move to align yourself with “the enemy”?

RA: Peter Moran said it best when he said that though this acquisition could bring some changes, ProFlowers was just acquired by FTD, the 104-year-old friend of the florist, so you can assume that the communications will be both florist and industry friendly. At FTD, our past advertising has prominently featured member florists and spoken to the benefits of the great industry. We will continue to support the florists with our advertising and our actions. We don’t own brick and mortar florist shops that directly compete with florists like another leading wire service, and we remain very transparent about our actions vs. others who do not.

KP: What about with the advertising budget, will that increase?

RA: We believe the combined resources will enhance our ability to make investments and reintroduce some of the FTD co-op programs giving more opportunities to support florists in their own local markets.

KP: So it sounds like the florists could see their margins improve?

RA: We continually meet with florists to look at ways to improve all aspects of their business: technology business solutions, including hosting their websites, and exclusive products and services. Plus, we continually look for ways to raise the average order value and enhance margins. With the acquisition, we will strengthen our logistics and procurement capabilities and, by doing so, should allow FTD to provide our member florists access to lower flower and container costs which will improve their order profitability.

KP: While your press release affirms a continuing relationship with your member florists, how are you going to fairly manage the two business models?

RA: A strong healthy FTD with florists continuing as the backbone of FTD is our future. It has been that way for 104 years and it will continue. Period. We have publically reaffirmed this stake in the ground to support our member florists.

Other industries, like hardware stores, drugstores and merchants have seen similar major customer and competitive shifts that have been extremely tough on those small businesses. The great news is that we will be a bigger, stronger ally for our florists. As we become a bigger company, the people who started the company, the florists, are in our hearts and minds as we plan our future.

KP: But with the drop ship orders, the florist isn’t involved . . .

RA: Today the customer dictates when, how and where they want to shop…worldwide. We need to secure orders through which ever channel they come to us. Seventy percent of our orders go to our member florists, so we are pretty good at migrating customers from drop ship to our florist filled products. Customers want choice and it is our responsibility to give it to them. It would be like a bank eliminating their ATM machines and e-banking because they only wanted their customers to walk into the bank and use their tellers. That bank would not be around for long. We have told our florists that this acquisition will increase florist orders into our member network…and it will.

KP: You need member florists to fill same day orders, but a good number of them are either going out of business or dropping their wire service affiliations. How is FTD’s acquisition of ProFlowers going to impact this trend?

RA: We clearly have separated ourselves from our competition — some of the wire services are directly competing with florists by owning brick and mortar florists, we are not. Others are not transparent about who they do business with while professing to be friends of the florist. We are transparent and try to be fair. We offer the most recognized brand and the only international floral symbol, the iconic, trusted Mercury Man. We also offer our member florists the opportunity to differentiate their business by using our exclusive partnerships with the best in class brands like Vera Wang and Better Homes and Gardens, and the leading partnerships within the sympathy industry. And, importantly, we ensure that the vast majority of our orders are delivered through our member florists.

KP: Some people have speculated who will really be in the driver’s seat — FTD or ProFlowers — and that it’s almost like a reverse takeover. Who is in the driver’s seat, FTD or ProFlowers?

RA: FTD is acquiring Provide Commerce, and we are excited about the level of impressive talent that the Provide team brings to the table. I will be the President and CEO of the combined company and will work closely my management team to set the direction for our future.

KP: Another speculation: that the member services part of FTD will be spun off as a separate entity, so FTD will basically sever its ties with retail florists . . .

RA: Let me be clear: That is not going to happen. As a public CEO, I have stated that the florists are the backbone of FTD. There will be very little disruption to the florist network. Tom Moeller is still in charge of the FTD florist division. We have a best in class team that will continue to work hard to help our member florists grow.

KP: Now that you’ve been in it for five years, how are you feeling about the floral industry?

RA: I love the floral industry. This is an industry that means a lot to people. We are part of some of the most important occasions of our customers’ lives. How FTD and our member florists work together, moving forward is critical. We have to do everything we can to meet high customer expectations. In an industry like ours, dealing with the types of important occasions we do, (anniversary, sympathy, wedding) there’s no second chance. What we do really matters to our customers. Collectively, we must always try to beat customers’ expectations for FTD, our member florists and ultimately the floral industry to succeed.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the planned acquisition of Provide Commerce; and statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce. Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the remaining closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in the Company’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, FTD undertakes no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.